EXHIBIT (a)(12)











                                                                   IBM




                                       Contact:   Scott Brooks
                                                  (914) 765-4392
                                                  media@info.ibm.com


               IBM ANNOUNCES COMPLETION OF EDMARK MERGER


          ARMONK, N.Y., December 18, 1996 . . . IBM today announced

the completion of the merger with Edmark Corporation, marking the conclusion of IBM's acquisition of Edmark.

          All outstanding shares of Edmark not previously purchased in

IBM's tender offer were converted in the merger into the right to receive the same $15.50 per share cash price paid in the tender offer.







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